Exhibit 3.2
AMENDMENT NO. 2 TO THE
AMENDED AND RESTATED BYLAWS
OF
CONCENTRIX CORPORATION

Adopted: January 9, 2025

The Amended and Restated Bylaws, as amended (the “Bylaws”) of Concentrix Corporation, a Delaware corporation (the “Company”), in accordance with the requisite approval of the Company’s Board of Directors, Article 10 of the Bylaws and Section 109 of the Delaware General Corporation Law, are hereby amended as follows:

1.Article 10 is hereby amended and restated in its entirety to read as follows:

Subject to the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation, without any action on the part of the stockholders, by the vote of at least a majority of the directors of the corporation then in office. In addition to any vote of the holders of any class or series of stock of the corporation required by the DGCL or the certificate of incorporation of the corporation, the bylaws may be adopted, amended or replaced by the affirmative vote of a majority of the voting power of the shares of capital stock of the corporation.

2.Effective Date. This amendment shall be effective as of the date it is approved by the Company’s Board of Directors as specified by the Bylaws then in effect.

3.Effect. Except as otherwise provided herein, the Bylaws shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has hereto subscribed their name as of the date first above written.

Concentrix Corporation

By: /s/ Jane C. Fogarty
Name: Jane C. Fogarty
Title: Executive Vice President, Legal